FOR IMMEDIATE RELEASE

First Commonwealth Bank Announces the Completion of its Acquisition of 13 FirstMerit Bank Branches

Indiana, PA, (December 5, 2016) — First Commonwealth Financial Corporation (NYSE: FCF) today announced that its banking subsidiary, First Commonwealth Bank (“First Commonwealth”), completed the purchase of 13 former FirstMerit Bank, NA branches in Canton and Ashtabula, Ohio. This transaction enhances First Commonwealth’s presence in Northeast Ohio by building on its existing loan production offices in Cleveland and suburban Akron.

“We are excited to welcome nearly 40,000 new customers and over 80 new employees to the First Commonwealth team,” stated First Commonwealth Financial Corporation President and CEO T. Michael Price. Price continued, “We believe this investment to expand our branch network and customer base will allow us to improve the financial lives of our new neighbors in these communities. As a true community bank, we look forward to serving the residents and businesses of Stark, Ashtabula and surrounding counties.”

First Commonwealth has converted the acquired branches and transitioned all customer accounts, with all 13 locations opened as First Commonwealth Bank branches with First Commonwealth signage on Monday morning, December 5, 2016.

Customers with questions are encouraged to call First Commonwealth’s Engagement Center at (800) 711-BANK (2265), email welcome@fcbanking.com, visit www.fcbanking.com/firstmerit, or visit their local branch.

About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with $6.7 billion in total assets and 122 banking offices in 19 counties throughout western and central Pennsylvania and northern and central Ohio, as well as a Corporate Banking Center in Cleveland, Ohio and mortgage offices in Stow and Dublin, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.

Media Relations
Amy Jeffords
Assistant Vice President / Communications and Community Relations
Phone: 724-463-6806
E-mail: AJeffords@fcbanking.com

Investor Relations
Ryan M. Thomas
Vice President / Finance and Investor Relations
Phone: 724-463-1690
E-mail: RThomas1@fcbanking.com

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